    As filed with the Securities and Exchange Commission on December 5, 1994

                                                            Registration No. 33-



- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                               ___________________

                         CARLISLE COMPANIES INCORPORATED
               (Exact name of issuer as specified in its charter)

             Delaware                                    31-1168055
(State or other jurisdiction of             (I.R.S. EmployerIdentification No.)
incorporation or organization)

                       250 South Clinton Street; Suite 201
                         Syracuse, New York  13202-1258
                                 (315) 474-2500
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               ___________________

                                 Stephen P. Munn
                         CARLISLE COMPANIES INCORPORATED
                       250 South Clinton Street; Suite 201
                         Syracuse, New York  13202-1258
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ____________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
                             ______________________

                         CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
     Title of       Amount to be      Proposed      Proposed      Amount of
  Securities to      registered       maximum       maximum       registration
  be registered                       offering      aggregate     fee
                                      price per     offering
                                      share (1)     price (1)
- --------------------------------------------------------------------------------
 Common Stock, Par   300,000 shares   $  33.44      $10,032,000   $  3,459
 Value $1.00
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Common Stock on November 30, 1994 as reported on the New York Stock Exchange.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS





                         CARLISLE COMPANIES INCORPORATED

                                  COMMON STOCK


     This Prospectus relates to the resale, from time to time, by Bankers Trust Company or any successor, as trustee ("Trustee") of the Carlisle Corporation Master Retirement Fund (the "Fund" or "Selling Shareholder") of up to 300,000 shares (the "Shares") of the common stock, $1.00 par value of Carlisle Companies Incorporated (the "Company" or the "registrant") contributed or proposed to be contributed from time to time by the Company to the Fund. Once contributed to the Fund, the Shares will be placed into one or more equity portfolios of the Fund, and the investment managers (the "Managers") of such portfolios, in exercising their fiduciary duties, will determine the time and manner of the sale of Shares. (See "Selling Shareholder" and "Plan of Distribution"). The Company will receive none of the proceeds from the sale of the Shares by the Fund.

     The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol CSL. On November 30, 1994 the closing sales price of the Common Stock on the NYSE was $33.38 per share.

     The Selling Shareholder has advised the Company that the Shares may be sold from time to time in transactions on the NYSE or in negotiated transactions, in each case at prices satisfactory to the Selling Shareholder. (See "Plan of Distribution") The Fund will receive all proceeds from the sale of the Shares.

                             ______________________

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
             STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                             ______________________


                The date of this Prospectus is November 30, 1994

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the Commission's Regional Offices at Suite 1400 Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such materials may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. This Prospectus does not contain all the information set forth in the Registration Statement filed by the Company with respect to the offering made hereby. Copies of the Registration Statement are available from the Commission.

     The Company's Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company may also be inspected and copied at the Library of the New York Stock Exchange at 20 Broad Street, New York, New York.

                            _________________________

     No person has been authorized to give any information or to make on behalf of the Company or the Selling Shareholder any representations, other than those contained in this Prospectus, in connection with the offer made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered hereby, or an offer to sell or solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not qualified or to any person to whom such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

                                                                            Page
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Information by Reference. . . . . . . . . . . . . . . 3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Selling Shareholder. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Interests of Named Experts and Counsel . . . . . . . . . . . . . . . . . . . . 5
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents are incorporated by reference herein:

     1. The Company's annual report on Form 10-K for the year ended December 31, 1993.

     2.   The Company's definitive proxy statement dated March 9, 1994.

     3. All other reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act since December 31, 1993.

     4. The descriptions of the Company's Common Stock and related Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-B (Registration No. 1-9278) filed under the Exchange Act, which also incorporates by reference information presented in the Company's Registration Statement on Form S-4 (Registration No. 33-3661) filed under the Securities Act of 1933, as amended, and in the Company's Form 8-A filed February 14, 1989 (effective on March 29, 1989).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereunder also shall be deemed to be incorporated herein by reference and made a part hereof from the date of filing of such material.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference herein (not including exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Any request for delivery of such information should be directed to the Secretary, Carlisle Companies Incorporated, Suite 201, 250 South Clinton Street, Syracuse, New York, 13202-1258 (telephone (315) 474-2500).

                                   THE COMPANY

     Carlisle Companies Incorporated was incorporated in 1986 in Delaware as a holding company for Carlisle Corporation, whose operations began in 1917, and its wholly-owned subsidiaries. The Company's diversified manufacturing operations are conducted through its subsidiaries.

     The Company manufactures and distributes a wide variety of products for industry, primarily of rubber, plastics and metal content. Its products include both components used by other companies in the manufacture of capital and consumer goods and those for the aftermarket. The Company is the leading producer, or among the leading producers, of many of its lines.

     The address of the principal executive offices of the Company is Suite 201, 250 South Clinton Street, Syracuse, New York 13202-1258 and its telephone number is (315) 474-2500.


                                 USE OF PROCEEDS

     The Shares being offered hereby are for the account of the Fund. The Company will receive none of the proceeds from the sale of the Shares.


                               SELLING SHAREHOLDER

     The Fund comprises the assets of the retirement plans covering the employees of the Company and certain of its subsidiaries. The Fund is funded by Company contributions to an irrevocable trust fund held for the sole benefit of the employees and is qualified within the meaning of Section 401(a) of the Internal Revenue Code. It is contemplated that the contributed Shares will be placed into portfolios managed by one or more independent Managers not directly employed by the Company. Each Manager is responsible in its sole judgment and discretion for making any decision to sell from time to time any of or all the Shares under its control, subject to the terms of investment advisory agreements between the Manager and the Fund.

     The following information has been provided to the Company by the Selling Shareholder.

                        Shares of the      Shares of the       Shares of the
                          Company's          Company's       Company's Common
                        Common Stock      Common Stock to    Stock to be Owned
   Name of Selling      Beneficially        be Offered      After Completion of
     Shareholder          Owned  (1)          Hereby      this Offering (1) (2)
   ----------------     ------------       -------------- ---------------------
    Bankers Trust
  Company (or any
  named successor
 trustee), Trustee
  of the Fund              300,714             300,000             714
    _____________

     (1) Does not include Shares held in any capacity other than as Trustee of the Fund. Assumes all 300,000 Shares offered hereunder are contributed to the Fund. As of November 30, 1994, the Fund held 17,379 Shares.
     (2)  Less than 1% of the class.

     Pursuant to a Master Savings Plan Trust Agreement, dated October 1, 1992, Bankers Trust Company is also trustee for the Company's Section 401(k) Employee Incentive Savings Plan.


                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Shareholder at the direction of a Manager. Such sales may be made on the New York Stock Exchange or in negotiated transactions, at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be purchased by a broker or dealer as principal and resold by such broker or dealer for its account pursuant to this Prospectus, or may be sold in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale, which amounts will not be greater than that normally paid in connection with ordinary trading transactions.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Scott C. Selbach, Vice President and General Counsel of the Company, who has provided the opinion of counsel relating to the validity of the Shares was, as of November 30, 1994, the beneficial owner of 21,685 shares of the Company's common stock, including 16,333 shares subject to acquisition by the exercise of stock options within 60 days and 1,225 shares allocated to his account under the Company's Employee Incentive Savings Plan.

                                     EXPERTS

     The financial statements and schedules of the Company as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick, LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses of the Company in connection with the issuance and distribution of the securities being registered.

     Registration Fee under the Securities Act of 1933         $ 3,459
     Printing Costs                                              1,000
     Legal Fees                                                  2,000
     Accounting Fees                                             1,000
     Miscellaneous                                               1,000
                                                               -------
                                           Total               $ 8,459

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes certain indemnification by the Company to directors, officers and other persons and authorizes the Company to purchase insurance against such liabilities. This section allows indemnification by the Company to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or was serving at the request of the Company in a similar capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses, including judgments and fines, if that person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company and, with respect to criminal actions, in which such person had no reasonable cause to believe that the person's conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Company, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable to the Company unless determined otherwise by the court in which the action was brought. Determinations regarding indemnification are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent legal counsel or by stockholders or by the court. The Company's Certificate of Incorporation extends similar rights of indemnification.

Item 16.  Exhibits.

     The following exhibits are filed as part of this Registration Statement.

     4.1  -    Restated Certificate of Incorporation as amended April 22, 1991*
     4.2  -    Stockholders' Rights Agreement, February 8, 1989**
     5    -    Opinion of Counsel
     23.1 -    Consent of Independent Auditors
     23.2 -    Consent of Counsel (included in Exhibit 5)
     24   -    Power of Attorney
________________
* Filed as an exhibit to the Company's annual report on Form 10-K for the year ended December 31, 1991 and incorporated herein by reference.
**   Filed as an exhibit to the Company's annual report on Form 10-K for the year ended December 31, 1988 and incorporated herein by reference.

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Syracuse, State of New York as of November 30, 1994.


                                        CARLISLE COMPANIES
                                        INCORPORATED


                                        By: /s/ Stephen P. Munn
                                            ------------------------------------
                                            Stephen P. Munn, Chairman, President
                                            and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of November 30, 1994.

SIGNATURE AND TITLE


/s/ Stephen P. Munn                Chairman, President, Chief Executive Officer
- ------------------------------     (principal executive officer)
Stephen P. Munn


/s/ Dennis J. Hall                 Executive Vice President, Treasurer and
- --------------------------------   Chief Financial Officer (principal financial
Dennis J. Hall                     officer)

/s/ James B. Pineau                Vice President and Controller
- --------------------------------   (principal accounting officer)
James B. Pineau


/s/ Magalen O. Bryant              /s/ Henry J. Forrest
- --------------------------------   -----------------------------------
Magalen O. Bryant, Director        Henry J. Forrest, Director

/s/ Donald G. Calder               /s/ David G. Thomas
- --------------------------------   -----------------------------------
Donald G. Calder, Director         David G. Thomas, Director

/s/ Paul J. Choquette, Jr.         /s/ Stephen P. Munn
- --------------------------------   -----------------------------------
Paul J. Choquette, Jr., Director   Stephen P. Munn, Attorney-in-Fact

                                INDEX TO EXHIBITS


Exhibit No.      Description                                        Page

5                Opinion of Counsel                                 II-5
23.1             Consent of Independent Auditors                    II-6
23.2             Consent of Counsel (included
                 in Exhibit 5)                                      II-5
24               Power of Attorney                                  II-7

                                      II-4